EXHIBIT 10.1

OPN JOINT VENTURE LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS OPN JOINT VENTURE LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”) is made effective as of January 14, 2011 (the “Effective Date”) by and between National Holdings Corporation, a Delaware corporation, with offices at 120 Broadway, 27th Floor, New York, New York 10271 (“National”) and Opus Point Partners, LLC, a Delaware limited liability company, with offices at 787 Seventh Avenue, 48th Floor, New York, NY 10019 (“Opus”).

WHEREAS, National and Opus, among other parties, entered into that certain Securities Purchase Agreement dated as of September 29, 2010 (“SPA”);

WHEREAS, pursuant to Section 7.3 of the SPA, National and Opus agreed to create a joint venture to operate an investment banking business focused on life sciences in the form of a broker-dealer registered with FINRA, as defined in Section 1.16, and to carry out the purpose of the Joint Venture as defined in Section 1.19 herein;

WHEREAS, while it is the intent of the parties to create a stand-alone registered broker-dealer to carry out the business of the Joint Venture, National and Opus recognize that it may take four to six months to obtain such registration and as such they have contemplated an interim measure which permits the Joint Venture to operate as a segregated business unit within National Securities Corporation (“NSC”), a broker-dealer registered with FINRA, and a wholly-owned subsidiary of National, under the terms and conditions set forth in that certain Funding and Interim Operations Agreement (the “Interim Operations Agreement”), dated the Effective Date, by and between the Joint Venture and NSC; and

NOW, THEREFORE, National and Opus do hereby agree to the following terms and conditions, as of the Effective Date:

ARTICLE I.

CERTAIN DEFINITIONS

For the purpose of this Agreement, the terms defined in this Article I shall have the meanings set forth below.  All capitalized terms not defined in this Article I shall have the meanings ascribed to them in other Sections of this Agreement.

1.1           “Account” shall mean one (1) or more accounts set up in the name of the Joint Venture.

1.2           “Accounting” shall mean a complete record of all the financial transactions, accompanying spreadsheets, and books and records of the Joint Venture which shall be prepared and maintained by National in accordance with generally accepted accounting principles as applied in the United States (“GAAP”).

1.3           “Accounting Period” shall mean each Fiscal Year or other period for which the Joint Venture is required to allocate Net Income, Net Losses and other items of Joint Venture income, gain, loss, deduction or other items pursuant to Article VIII hereof. A new Accounting Period shall commence on the first day of each Fiscal Year, on each date of any Capital Contribution to the Joint Venture and on each date next following the date of any withdrawal of capital or retirement from the Joint Venture, and the prior Accounting Period shall end on the date immediately preceding such date of commencement of a new Accounting Period.  The Board of Managers may modify the above Accounting Periods and may also establish other Accounting Periods.

1.4           “Accumulated Net Cash” shall mean any Quarterly Net Cash Flow that was not distributed to the Members, but retained by the Joint Venture to fund expected near-term expenses and to provide for expected working capital needs, anticipated obligations and allowances, reserves and contingencies.

1.5           “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of any relevant Accounting Period and after giving effect to the following adjustments: (a) credit to such Capital Account any amounts which such Member is obligated or is treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

1.6           “Affiliate” shall mean with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.  For purposes of this definition, the term “control” when used with respect to a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.7           “Affiliated Broker-dealers” shall mean NSC, vFinance Investments, Inc., Equity Station, Inc., and Opus Pointe & Co., LLC, and any Affiliate of such entities.

1.8           “Calculated Valuation” shall equal the greater of: (i) one (1) times the annual revenue of OPN Capital Markets for the most recent calendar year; (ii) the total capital contributed to the Joint Venture by the Members in cash or marketable securities; or (iii) the sum of all of the Capital Accounts.

1.9             “Capital Account” shall mean the accounts maintained for each Member pursuant to Article III hereof.

1.10           “Capital Contribution” the amount contributed by each Member to the Joint Venture in accordance with Article III hereof.

1.11           “Certificate of Formation” shall mean that certificate of formation for the Joint Venture filed with the Office of the Secretary of State of the State of Delaware on January __ , 2011.

1.12           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and, except with respect to references to particular sections of the Code, shall include the regulations of the United States Department of the Treasury promulgated under the Code, as such regulations may be lawfully changed from time to time. With respect to references herein to particular sections of the Code, such references shall be deemed to refer to any successor provisions thereto of the Code and shall include the regulations adopted under such particular sections (or any such successor provisions thereto).

1.13           “Delaware Act” shall mean the Delaware Limited Liability Company Act (6 Del.C.ss.18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

1.14           “Depreciation” shall mean, with respect to any asset of the Joint Venture for each Accounting Period, an amount equal to the depreciation, amortization or other cost recovery deduction, as the case may be, allowed or allowable for U.S. federal income tax purposes in respect of such asset for such Accounting Period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be calculated as provided in Section 1.704-3(d)(2) of the Treasury Regulations or shall be an amount that bears the same ratio to such beginning book value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Accounting Period bears to such beginning adjusted tax basis and if such adjusted tax basis is zero, the Depreciation shall be based on the method of depreciation, amortization or other cost recovery deduction utilized in preparing the financial statements of the Joint Venture.

1.15           “FINRA” shall mean the Financial Industry Regulatory Authority.

1.16           “Fiscal Year” shall have the meaning ascribed to it in Section 13.15 hereof.

1.17           “Gross Asset Value” shall mean, with respect to any asset of the Joint Venture, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of its contribution as reasonably determined by the Board of Managers; (b) the Gross Asset Values of all the assets of the Joint Venture shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Managers, immediately prior to the following events:  (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Joint Venture by a new or existing Member as consideration for an Interest; (ii) the distribution by the Joint Venture to a Member of more than a de minimis amount of Joint Venture property as consideration for the redemption of an Interest; and (iii) the liquidation of the Joint Venture within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Managers determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Joint Venture; (c) the Gross Asset Values of the assets of the Joint Venture distributed to any Member shall be the gross fair market values of such assets as reasonably determined by the Board of Managers as of the date of distribution; and (d) the Gross Asset Values of the assets of the Joint Venture shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board of Managers reasonably determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).  At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Assets for purposes of computing Net Income and Net Loss.  Any adjustment to the Gross Asset Values of Joint Venture property shall require an adjustment to the Member’s Capital Accounts.

1.18           “Interest” shall mean the entire ownership interest in the Joint Venture at any particular time of a Member, or other person to whom an Interest or portion thereof has been transferred pursuant to Article IX hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

1.19           “Joint Venture” shall refer to OPN Holdings, LLC, a Delaware limited liability company organized pursuant to the Certificate of Formation and this Agreement whose sole members are National and Opus.

1.20           “Manager” shall mean the Manager or Managers appointed pursuant to Article IV of this Agreement.

1.21           “Members” shall mean Opus and National.  For purposes of the Delaware Act, the Members shall constitute a single class or group of members.

1.22           “National Expense Allocation” a reasonable allocation by National to OPN Capital Markets (as defined in Section 2.3.1), using a consistent methodology employed by National for NSC, for the National Services.  Notwithstanding the forgoing, the National Expense Allocation shall be zero ($0) for the first full fiscal year of the Joint Venture following the Effective Date.

1.23           “National Initial Capital” shall mean: (i) cash in the sum of $1,050,852 (ii) in the event that National consummates a Subsequent Financing, National shall promptly make a Capital Contribution to the Joint Venture in an amount equal to twenty five (25%) percent of the proceeds of the Subsequent Financing; and (iii) not later than five (5) business days following the final approval of the registration of OPN Capital Markets as a registered broker-dealer, the Joint Venture shall cease to operate under the terms and conditions set forth in the Interim Operations Agreement, and National shall contribute all of its interests in the Core Business as a Capital Contribution to the Joint Venture (the “OPN Effective Date”).

1.24           “National Services” shall include, at the request of OPN Capital Markets: (i) the provision of financial, compliance, supervisory and regulatory infrastructure to OPN Capital Markets; and (ii) making office space and related office services available to OPN Capital Markets at National’s New York City offices, in each case from and after the OPN Effective Date.

1.25           “Opus Expense Allocation” a reasonable allocation by Opus to OPN Capital Markets, using a consistent methodology that National uses for NSC, for the Opus Services.  Notwithstanding the forgoing, the Opus Expense Allocation shall be zero ($0) for the first full fiscal year of the Joint Venture following the Effective Date.

1.26           “Opus Services” shall include, at the request of OPN Capital Markets, (i) the provision of accounting, managerial and operations services to OPN Capital Markets, and (ii) making office space and related office services available to OPN Capital Markets at Opus’ New York City offices, in each case from and after the OPN Effective Date.

1.27           “Opus Initial Capital” shall mean: (i) cash in the sum of One Thousand ($1,000) Dollars; and (ii) not later than five (5) business days following the final approval of the registration of OPN Capital Markets as a registered broker-dealer, the Joint Venture shall cease to operate under the terms and conditions set forth in the Interim Operations Agreement, and Opus shall contribute all of its interests in the Core Business as a Capital Contribution to the Joint Venture.

1.28           “Party” shall mean either National or Opus, or collectively as the “Parties.”

1.29           “Percentage Interest” shall mean the percentages set forth in Schedule I.

1.30           "Person” shall mean any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

1.31           “Profits” and “Losses” shall mean, for each Accounting Period, an amount equal to the Joint Venture’s taxable income or loss for such Fiscal Year or other Accounting Period as determined for U.S. federal income tax purposes in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)           Any income received by the Joint Venture that is exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or loss;

(b)           Any expenditures of the Joint Venture described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

(c)           In lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period, computed in accordance with the definition of Depreciation;

(d)           Gain or loss resulting from any disposition of Joint Venture property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)           In the event the Gross Asset Value of any asset is adjusted pursuant to subparagraph (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;

(f)           To the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704-(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Joint Venture, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

1.32           (g)           Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items specially allocated pursuant to Article VIII shall not be taken into account in computing Profits or Losses.

1.33           “Quarterly Net Cash Deficit” shall mean the circumstance, and resulting amount, where the calculation of Quarterly Net Cash Flow yields a negative number.

1.34           “Quarterly Net Cash Flow” shall mean net income for a calendar quarter as determined under generally accepted accounting principles plus depreciation and amortization expense for such calendar quarter.

1.35           “Subsequent Financing” shall mean any financing of National during the twelve month period ending September 29, 2011.

1.36           “Transfer” shall mean the assignment, transfer, sale or other disposition of all or any portion of the Interest, including any right to receive any allocations and distributions attributable to an Interest.

1.37           “Treasury Regulations” shall mean the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

ARTICLE II.

FORMATION OF JOINT VENTURE; OWNERSHIP STRUCTURE

2.1           Name of Joint Venture.  The name of the Joint Venture shall be “OPN Holdings, LLC” or such other name as the Members hereafter may adopt upon: (i) causing an appropriate amendment to the Certificate of Formation to be filed in accordance with the Delaware Act; and (ii) sending notice thereof to each Member.

2.2           Formation.  Michael Weiss of Opus is hereby designated as the authorized person, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) which: (i) are required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware; and (ii) this Agreement authorizes the Joint Venture to execute, deliver and file.  Opus shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Joint Venture’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Joint Venture shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Joint Venture.

2.3           Purposes of Joint Venture.  The purposes of this Joint Venture shall be to:

2.3.1           Create an investment banking business initially focused on global life sciences, including without limitation, biotechnology, biopharmaceuticals, specialty pharmaceuticals, pharmaceuticals, med-tech, medical device and other healthcare-related-sectors (the “Core Business”) organized as a wholly-owned subsidiary of the Joint Venture (“OPN Capital Markets, Inc.” or “OPN Capital Markets”), that includes corporate finance, advisory, capital markets and sales and trading businesses under the brand name “OPN Capital Markets” or “OPN” or such other name chosen by Opus pursuant to Section 2.2, which is anticipated to be a broker-dealer registered with FINRA; provided, however, that until such time as OPN Capital Markets is fully registered as a broker-dealer, the Core Business shall be conducted by NSC as a segregated business pursuant to the terms of the Interim Operations Agreement more fully described in Section 5.3 hereof;

2.3.2           Subject to Section 4.3, explore other disciplines outside of the Core Business which may be included within the Joint Venture; and

2.3.3           Engage in all activities and transactions as may, in the opinion of the Manager, be necessary or advisable to carry out the administration of the Joint Venture’s business, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

2.4           Principal and Registered Office.  The Joint Venture shall have its principal executive office at the principal executive office of National, or at such other place designated from time to time by Opus.  The Joint Venture shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and shall have Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by National in accordance with the Delaware Act.

2.5           Duration.  The term of the Joint Venture commenced on the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until the Joint Venture is dissolved pursuant to Article XII hereof.

2.6           Limited Liability.  Except as otherwise required under applicable law, neither of the Members shall be liable personally for the Joint Venture’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a Member.

ARTICLE III.

CAPITAL STRUCTURE AND CONTRIBUTIONS

3.1           Capital Structure.  The capital structure of the Joint Venture shall consist of the Interests.  Except as otherwise provided in this Agreement, all Interests shall have the same relative rights, powers and duties.

3.2           Initial Capital Contributions.  On the Effective Date, and on such dates thereafter as are appropriate per Sections 3.2.1 and 3.2.2, each Member shall make the following capital contributions in consideration for their respective Interests:

3.2.1           National shall contribute the National Initial Capital; and

3.2.2           Opus shall contribute the Opus Initial Capital.

Following such initial Capital Contributions, the Interests of the Members shall be fully paid and non-assessable, and the ownership of the Interests for each Member shall be as set forth on Schedule I annexed hereto.  Schedule I shall be amended from time to time to appropriately reflect any additional capital contributions made in exchange for Interests, whether by new or existing Members.

3.3           No Mandatory Capital Contributions.  No Member shall at any time be required to make any additional capital contributions or otherwise contribute or loan funds to the Joint Venture except as provided in Section 3.4 below.  No Member shall at any time be required to make any payments to cure any deficit or negative balance which may exist from time to time in such Member’s Capital Account.  Except as provided in Section 3.4 below, no Member shall make an additional capital contribution or otherwise contribute or loan funds to the Joint Venture without the other Member’s consent.

3.4           Additional Capital Contributions.  If the Board of Managers determines that an additional Capital Contribution is required in any calendar year, then the Board of Managers may make an additional capital call in an aggregate amount of up to $1,000,000, pro rata for each Member in accordance with their Percentage Interest.  If either Member fails to make the Capital Contribution authorized by this Section 3.4, then the other Member may make the Capital Contribution, in whole or in part, and such Member’s Percentage Interest shall be adjusted based on a valuation equal to the Calculated Valuation.

3.5           Return of Capital Contribution.  Except as may be specifically provided in this Agreement, no Member shall have the right to: (i) withdraw any Capital Contributions; (ii) demand and receive property, including cash, from the Joint Venture; or, (iii) receive any distribution in respect of its Capital Contribution.

3.6           Maintenance of Capital Accounts.  A capital account (the “Capital Account”) shall be established for each Member and such account shall be adjusted as provided for herein.

3.6.1           The Capital Account of each Member shall be increased by (i) the amount of any cash contribution made by such Member to the Joint Venture, (ii) the initial Gross Asset Value (net of liabilities that the Joint Venture is considered to assume or take subject to under Section 752 of the Code) of any property (other than cash) contributed by such Member to the Joint Venture, (iii) the portion of the Joint Venture’s Profits allocated to such Member, or other items of income or gain which are specially allocated to such Member, pursuant to Article VIII;

3.6.2           The Capital Account of each Member shall be decreased by (i) the amount of any cash distributed to such Member, (ii) the Gross Asset Value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property (other than cash) distributed to such Member, and (iii) each item of the Joint Venture’s Losses allocated to such Member, or other items of loss or deduction specially allocated to such Member, pursuant to Article VIII.

3.6.3           In the event of a permitted Transfer, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations;

3.6.4           The foregoing provisions of this Section 3.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  Without limiting the generality of the foregoing, all Capital Accounts shall be determined and maintained in accordance with the rules of paragraph (b)(2)(iv) of Treasury Regulations Section 1.704-1. If the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with the Treasury Regulations, the Board of Managers may make such modification provided that it is not likely to have a material effect on the amounts that would be distributable to any Member.

3.6.5           Except as otherwise required by the Delaware Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

ARTICLE IV.

MANAGEMENT

4.1           Management.  Except as otherwise provided in this Agreement or by the Delaware Act, the business and affairs of the Joint Venture will be managed under the direction of the Managers (collectively, as a unit, the “Board of Managers”).  Management of the day-to-day operation of the business of the Joint Venture shall be conducted by the officers of the Joint Venture.  Neither the Members nor the Managers shall have the power to bind the Joint Venture.  All matters concerning allocations, distributions and tax elections (except as may otherwise be required by the income tax laws) and accounting procedures, except as otherwise provided in this Agreement, will be determined in good faith by the Board of Managers in consultation with the Joint Venture’s independent accountants.

4.2           Managers.

4.2.1           Number, Tenure Election and Qualifications.  Subject to the provisions of this Section 4.2, the authorized number of Managers on the Board of Managers of the Joint Venture will be five (5).  Three (3) Managers shall be designated and may be removed by Opus (the “Opus Managers”).  Two (2) Managers shall be designated and may be removed by National (the “National Managers”).  Each Manager will serve until his or her earlier death, resignation or removal.  The initial Managers of the Joint Venture designated by the Parties shall be as follows: Opus designates Michael Weiss, Kenneth Hoberman and Dr. Lindsay Rosenwald; and National designates Leonard Sokolow and Mark Goldwasser.

4.2.2           Chairman of the Board of Managers.  The Board of Managers shall elect a Chairman of the Board of Managers by majority vote of the Board of Managers, who shall preside at all meetings of the Members and Managers at which he is present. The Chairman shall be an officer of the Joint Venture, and shall oversee the day-to-day operations of the Joint Venture, and shall have the power to bind the Joint Venture.  The initial Chairman shall be Michael Weiss.

4.2.3            Action by Board of Managers.  Except as otherwise provided in this Agreement, a majority of the Managers will constitute a quorum, and decisions of a majority of Managers present and acting at a meeting of the Board of Managers at which a quorum is present will constitute decisions of the Board of Managers; provided, however, that unanimous approval of the Board of Managers shall be required for the approval of: (x) obligations or commitments related to direct or indirect compensation or payments to the principals or Affiliates of Opus; or (y) the offer and sale of debt securities or Interests of the Joint Venture; provided, further, however, that if the Financial and Operations Principal (“FINOP”) of OPN Capital Markets determines that OPN Capital Markets has failed or will likely fail before the next Financial and Operational Combined Uniform Single (FOCUS) Report is due to meet regulatory required capital, then a majority vote of the Board of Managers is all that is required for actions under 4.2.3(y).  Managers may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Any action required or permitted to be taken by the Board of Managers may be taken without a meeting if all of the members of the Board of Managers consent thereto in writing and the writing is filed with the records of the Joint Venture.  The Board of Managers may fix by resolution the place, date and time for the holding of such regular meetings, in which case no notice of such regular meetings need be given to the Managers; provided, however, that if the Board of Managers fixes or changes the time or place of any regular meeting, notice of such action will be given to each Manager not present at the time such action was taken.  Each Manager shall be entitled to call a special meeting of the Board of Managers up to two times in any calendar year and the majority of the Board may call a special meeting of the Board of Managers at any time.  Any such special meeting shall be held at the principal executive offices of the Joint Venture.  Notice of meetings of the Board of Managers (other than the regular meetings) will be given to each member of the Board of Managers at least five (5) business days prior to such meeting.  Notice of any meeting of the Board of Managers may be waived by members of the Board of Managers before, at, or after the meeting.

4.2.4           Liability for Certain Acts.  Each Manager will exercise his or her business judgment in participating in the management of the business, operations and affairs of the Joint Venture as measured against the standard of care set forth in Section 4.2.5.  Unless recklessness, intentional misconduct or a knowing violation of law is proven by a nonappealable court order, judgment, decree or decision, a Manager will not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by such Manager in conducting the business, operations and affairs of the Joint Venture that may cause or result in any loss or damage to the Joint Venture or its Members.  A Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Joint Venture.  A Manager will not be responsible to any Member because of a loss of their investment or a loss in operations, unless the loss is the direct result of such Manager’s recklessness, intentional misconduct or knowing violation of the law, proven as set forth in this Section 4.2.4.

4.2.5            Standard of Care.  A Manager’s duty of care in the discharge of his or her duties to the Joint Venture is limited to refraining from engaging in reckless conduct, intentional misconduct or knowing violations of law.  In discharging his or her duties, a Manager will be fully protected in relying in good faith upon any records maintained by the Joint Venture and upon such information, opinions, reports or statements by any Members or their agents, or by any other person as to matters such Manager reasonably believes are within such person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Board of Managers, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Joint Venture or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

4.2.6            No Exclusive Duty.  Except as otherwise provided in a Manager’s written agreement with the Joint Venture, a Manager will not be required to manage the Joint Venture as his or her sole and exclusive function and a Manager may have other business interests and may engage in other activities in addition to those relating to the Joint Venture.  Neither the Joint Venture nor any Member will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom.  Each Manager and its respective Affiliates may, notwithstanding the existence of this Agreement, engage in whatever activities such Manager or Affiliate may choose, without having or incurring any obligation to offer any interest in such activities to the Joint Venture or to the Members, except those that compete directly or indirectly with the Joint Venture’s business.

4.2.7           Resignation; Removal; Vacancies; Interested Managers. A Manager may resign at any time by giving written notice to the Members.  The resignation of a Manager will take effect upon receipt of notice thereof or at such later time as will be specified in such notice; unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective. A Manager may be removed at any time, with or without cause, by the affirmative vote of the Party that initially designated such Manager. Any vacancy on the Board of Managers will be filled by the Party entitled to designate the Manager position for which such vacancy exists. Anything contained in this Agreement to the contrary notwithstanding, to the extent that any matter to be determined by the Board of Managers involves a matter in which a Manager (or his or her Affiliates) has a substantial financial interest, the matter at hand shall be approved by a majority of the disinterested members of the Board of Managers.

4.3           Oversight Responsibilities and Rights of the Board of Managers.  The Parties agree that the Board of Managers shall also provide an oversight and quality control function for the benefit of the Joint Venture.  The oversight and quality control function will be for input, information and advisory purposes only and not for approval of actions to be undertaken by OPN Capital Markets or by the Affiliated Broker-Dealers.  The Board of Managers shall review the following activities prior to consummation: (a) the expansion of the Core Business into the retail brokerage business, (b) the expansion of the Core Business into additional capital markets or investment banking businesses, retail or other business areas of OPN Capital Markets or the Affiliated Broker-Dealers; (c) material transactions of OPN Capital Markets or the Affiliated Broker-Dealers; and (d) investment banking or other investment products offered and sold through the retail channels of OPN Capital Markets or the Affiliated Broker-Dealers.

4.4           Officers.  The Board of Managers may appoint officers of the Joint Venture including, but not limited to:  (i) an executive chairman of the Board of Managers; (ii) and a secretary.  Such officers will have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Joint Venture as authorized by the Board of Managers in any job description created by the Board of Managers.  Subject to the terms of any applicable employment agreement, all officers will hold office at the pleasure of the Board of Managers and until their successors have been duly appointed, unless sooner removed, and may be removed at any time by the Board of Managers.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers.  The executive chairman of the Board of Managers under the guidance of the Board of Managers will be responsible for building, recruiting and organizing the Joint Venture employees and independent contractors.  The secretary will attend all meetings of the Members and the Board of Managers and will record all acts and proceedings thereof in the minute book of the Joint Venture.  The Secretary will give notice in conformity with this Agreement of all meetings of the Members and the Board of Managers requiring notice.  The Secretary will perform other duties commonly incident to a secretary of a Delaware corporation and will also perform such other duties and have such other powers as the Board of Managers will designate from time to time.

4.5           Services by a Member; No Arrangement for Compensation.

4.5.1           Except as provided in 4.5.2 below, no Member shall be required to perform services for the Joint Venture solely by virtue of being a Member.  Unless approved by as provided herein, no Member shall be entitled to compensation for services performed for the Joint Venture.  However, upon substantiation of the amount and purpose thereof, upon approval by the Board of Managers, the Members shall be entitled to reimbursement for expenses reasonably incurred solely in connection with the activities of the Joint Venture.

4.5.2           National shall provide the National Services to the Joint Venture and Opus shall provide the Opus Services to the Joint Venture, and shall be each compensated in an amount equal to the National Expense Allocation and the Opus Expense Allocation, respectfully.

4.6           Duties of Parties.

4.6.1           Subject to the provisions of this Agreement, each Member shall devote such time to the business and affairs of the Joint Venture as is necessary to carry out the Member’s duties set forth in this Agreement.

4.6.2           Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Joint Venture or to any other Member with respect to that business or activity even if the business or activity competes with the Joint Venture’s business.  The organization of the Joint Venture shall be without prejudice to the Members’ respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom.  Except as provided in this Agreement, each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

4.6.3           Each Member understands and acknowledges that the conduct of the Joint Venture’s business may involve business dealings and undertakings with Members and their Affiliates.  In any of those cases, those dealings and undertakings shall be at arm’s length, on commercially reasonable terms and approved by both Members.

4.7           Liability and Indemnification.

4.7.1            Except as otherwise provided by law, no Member, Manager or officer or agent of any Member, Manager or officer shall be liable, responsible, or accountable in any way for damages or otherwise to the Joint Venture or to any of the Members for any act or failure to act pursuant to this Agreement or otherwise unless there is a final, non-appealable judicial determination that: (i) such Person acted in bad faith; (ii) the conduct of such Person constituted intentional misconduct or a knowing violation of law; (iii) such Person gained a financial benefit to which such Person was not legally entitled; or (iv) such Person failed to perform his or her duties with respect to distributions under Section 18-607 of the Delaware Act, in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

4.7.2           The Joint Venture shall indemnify, defend, and hold harmless each of the Members, Managers, officers and each agent of a Member, Manager or officer against third parties (severally, the “Indemnitee” and collectively, the “Indemnitees”), from and against any claims, losses, liabilities, damages, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel and other professionals) arising out of or in connection with: (a) such Indemnitee’s status as a Member, Manager or officer of the Joint Venture; (b) any act or failure to act by an Indemnitee pursuant to this Agreement; or (c) any claims, damages, liabilities, costs or expenses incurred by the Indemnitee in connection with past or present services to the Joint Venture to the fullest extent permitted by law, except for gross negligence, bad faith, willful misfeasance, reckless disregard of duties or willful violation of law having a material adverse effect on the Joint Venture by such Indemnitee; provided, further, that an Indemnitee shall not be entitled to indemnification hereunder if there is a judicial determination that such Person’s actions or omissions to act is set forth in clauses (i), (ii), (iii) or (iv) of Section 4.7.1 above.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1           Exclusivity of Core Business.  Subject to Section 5.3, the Parties acknowledge and agree that the Joint Venture shall have exclusive rights to conduct the Core Business and that neither National, Opus nor the Affiliated Broker-dealers shall compete within the Core Business and shall refer any business to the Joint Venture related to the Core Business so long as the Joint Venture exists, except with respect to syndicate participations in transactions that were not originated and are not underwritten by the Affiliated Broker-dealers or as otherwise consented to by the Joint Venture.

5.2	Preemptive Rights.

5.2.1            Subject to the provisions of Section 5.2.2 below, if the Joint Venture proposes to issue and sell any of its Interests, the Joint Venture will offer to sell to each Party a portion of the number or amount of such Interests proposed to be sold in any such transaction or series of related transactions equal to the product of the percentage each such Party holds of all Interests then held by all Parties by the Interests proposed to be issued and sold by the Joint Venture in any such transaction or series of related transactions, all for the same price and upon the same economic terms and otherwise on substantially the same terms and conditions (taking into account and in a manner consistent with the relative size of the investment by each of the other Parties) as the Interests that are being offered in such transaction or series of transactions.

5.2.2           Notwithstanding the foregoing, the provisions of this Section 5.2 shall not be applicable to the issuance of securities (i) upon the conversion of Interests of one class into Interests of another class, (ii) upon the conversion of any duly authorized convertible debt or debentures into Interests, (iii) as an Interest split or other subdivision or combination of the outstanding Interests, (iv) in any transaction in respect of Interests that are offered to all Parties on a pro rata basis, (v) to employees, officers, directors or consultants of the Joint Venture, or (vi) in connection with any arm’s length debt financing.

5.2.3 The Joint Venture will cause to be given to the Parties a written notice setting forth in reasonable detail the terms and conditions upon which they may purchase such securities (the “Preemptive Notice”).  After receiving a Preemptive Notice, if any of the Parties wish to exercise the preemptive rights granted by this Section 5.2 such Party must give notice to the Joint Venture in writing, within ten (10) business days after the date that such Preemptive Notice is given, that it irrevocably agrees to purchase the Interests offered pursuant to this Section 5.2 on the date of sale to the Parties (or to any Affiliate thereof) (the “Preemptive Reply”).  If any Party fails to make a Preemptive Reply in accordance with this Section 5.2, Interests offered to such Party in accordance with this Section 5.2 may thereafter, for a period not exceeding one hundred and eighty (180) days following the expiration of such ten (10) business day period, be issued, sold or subjected to rights or options to any purchaser at a price not less than the price at which they were offered to such Party and on other terms and conditions no more favorable in the aggregate to the purchasers thereof than those offered to such Party.  Any such Interests not so issued, sold or subjected to rights or options to any purchaser during such 180-day period will thereafter again be subject to the preemptive rights provided for in this Section 5.2.  Notwithstanding anything to the contrary in this Section 5.2, in the event the Joint Venture requires the proceeds of all or a portion of any offer of Interests sooner than the process set forth in this Section 5.2 would allow, then one or more of the Parties and their Affiliates shall have the right to purchase the entire amount of such Interests (such Party, the “Purchasing Holder”); provided, however, that immediately and promptly after such purchase, but in no event more than seven (7) business days after such purchase, the Purchasing Holder shall either offer an equivalent portion of such Interests that otherwise would have been available to the non-participating Parties pursuant to the terms of this Section 5.2, or shall cause the Joint Venture promptly to offer additional Interests (in the equivalent amounts otherwise provided herein) to the Parties so each Party that provides written notice to the Joint Venture or the Purchasing Holder, as the case may be, shall have the right to purchase Interests from either the Purchasing Holder or the Joint Venture, as the case may be, that such Party would have been entitled to purchase under this Section 5.2.  Any such written notice to either the Purchasing Holder or the Joint Venture, as the case may be, must be delivered by the Party with ten (10) business days of the purchase of securities by the Purchasing Holder.

5.3           Interim Operations Agreement.  The Parties understand that the Joint Venture will not immediately have a subsidiary that is a registered broker-dealer.  Accordingly, until such time as the Joint Venture has a subsidiary so registered, the Core Business will be conducted within NSC under the terms and conditions of the Interim Operations Agreement.

ARTICLE VI.

TAX MATTERS

6.1           Elections.  The Board of Managers may, in its sole discretion, make or refrain from making any tax elections for the Joint Venture allowed under the Code, the Treasury Regulations or the tax laws of any state or other jurisdiction that they deem necessary or advisable.

6.2           Taxes of Taxing Jurisdictions. To the extent that the laws of any taxing jurisdiction require, the Joint Venture may withhold and pay over to such taxing jurisdiction the amount of any tax, penalty, or interest required to be withheld and paid under such laws with respect to items of income, gain, and any other amounts allocable to any Member hereunder. Any such payments shall be treated as a distribution to the Members.

6.3           Tax Matters Partner. Opus is hereby designated as the “Tax Matters Partner” of the Joint Venture pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner may take any action contemplated by Sections 6221 through 6234 of the Code. All expenses and other liabilities incurred by the Tax Matters Partner, in their capacity as such, will be borne by the Joint Venture.

6.4           Company Tax Returns. The Board of Managers shall cause to be prepared and timely filed all tax returns required to be filed on behalf of the Joint Venture.

6.5           Taxation as a Partnership. The Members of the Joint Venture and the Joint Venture intend that the Joint Venture be treated as a partnership for all income tax purposes, and will file such necessary and appropriate forms in furtherance thereof.  The Managers shall operate the Joint Venture in such a manner as will preserve such treatment for U.S. federal income tax purposes.

6.6           Tax Information. Within ninety (90) days after the end of the Joint Venture’s Fiscal Year, or as soon as reasonably practical thereafter, the Joint Venture shall furnish the Members with all information required to be reported in the tax returns of the Members for tax jurisdictions in which the Joint Venture is considered to be doing business, including a report, approved by the Managers, indicating each Member’s share for income tax purposes of the Joint Venture’s income, gain, credits, losses, and deductions.

ARTICLE VII.

REPORTS

7.1           Reports.  The Parties will receive from the Chairman of the Board of Managers, on a prompt basis, the following information:

7.1.1           Monthly and quarterly statements of income and expense;

7.1.2           Annual financial statements;

7.1.3          Quarterly narrative and statistical assessment of progress of the Joint Venture; and

7.1.4           Focus Reports.

ARTICLE VIII.

ALLOCATIONS AND DISTRIBUTIONS

8.1           Allocations to Capital Accounts.  Income, gain, loss and expense of the Joint Venture for any Accounting Period shall be allocated among the Capital Accounts of the Members as follows:

8.1.1           Profits or Losses shall be allocated to the Capital Accounts of the Members, in proportion to their then current relative Percentage Interests.

8.1.2           Except as otherwise provided herein, each item of income, gain, loss or deduction recognized by the Joint Venture shall be allocated among the Members for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Members’ Capital Accounts pursuant to Section 8.1 or as otherwise provided herein, provided that the Managers may adjust such allocations in order to ensure that such allocations have substantial economic effect or are in accordance with the interests of the Members in the Joint Venture, in each case within the meaning of Section 704 of the Code and the Treasury Regulations promulgated thereunder.  All matters concerning allocations for Federal, state and local and non-U.S. income tax purposes, including accounting procedures not expressly provided for in this Agreement shall be determined in good faith by the Managers.

8.1.3           Limitation of Loss Allocations.  Notwithstanding anything to the contrary in this Agreement, the amount of items of expense and Losses allocated pursuant to this Article VIII to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit (or increasing such a deficit) at the end of any Fiscal Year (as determined taking into account the expected items described in Section 1.704-1(b)(2)(ii)(d) of the Regulations).  All such items in excess of the limitation set forth in this section shall be allocated to Members who would not have an Adjusted Capital Account Deficit, pro rata.

8.1.4           Notwithstanding any other provision of this Article VIII, items of income and gain shall be allocated so as to comply with the minimum gain chargeback requirements of Sections 1.704-2(f) and 1.704-2(i)(4) of the Treasury Regulations.

8.1.5           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 8.1.5 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 8.1 have been tentatively made as if this Section 8.1.5 were not in this Agreement.

8.1.6           Gross Income Allocation.  In the event any Member has a deficit balance in its Capital Account at the end of any Fiscal Year, such Member shall be specially allocated items of Joint Venture income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.1.6 shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of the sum of (i) any amounts such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations after all other allocations provided for in this Section 8.1 have been made as if this Section 8.1.6 were not in this Agreement.

8.1.7           Curative Allocations.  The allocations set forth in Sections 8.1.3, 8.1.4, 8.1.5, and 8.1.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Joint Venture income, gain, loss or deduction pursuant to this Section 8.1.  Thus, not withstanding any other provisions of this Agreement (other than the Regulatory Allocations) to the contrary, the Board of Managers shall make such offsetting special allocations of income, gain, deduction or loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Joint Venture items were allocated pursuant to the general allocation provisions.

8.2           Distributions.

8.2.1           The Managers shall endeavor to distribute Quarterly Net Cash Flow within forty-five (45) days following the end of each calendar quarter.  In the sole discretion of the Board of Managers, the Joint Venture may retain some or all of the Quarterly Net Cash Flow to fund expected near-term expenses and to provide for expected working capital needs, anticipated obligations and allowances, reserves and contingencies.  Such retained amounts shall be referred to as “Accumulated Net Cash.”  The Joint Venture shall maintain a running balance of Accumulated Net Cash, which shall not be reduced by any Quarterly Net Cash Deficit.  From time to time, at the discretion of the Board of Managers, the Joint Venture may distribute Accumulated Net Cash to the Members. If the Joint Venture should distribute property other than cash, the Capital Accounts of the Members shall be adjusted as if such property were sold at its fair market value and the cash proceeds of such sale were distributed.

8.2.2           Any distributions of Quarterly Net Cash Flow and distributions of Accumulated Net Cash shall be distributed to the Members in accordance with their Percentage Interests.

8.3           Applicable Law.   Notwithstanding anything to the contrary contained herein, none of the Members, nor any other Person on behalf of the Joint Venture, shall make a distribution to the Members on account of their Interest in the Joint Venture if such distribution would violate the Delaware Act or other applicable law.

ARTICLE IX.

RESTRICTIONS ON TRANSFER OF INTERESTS; ADMISSION OF ADDITIONAL MEMBERS

9.1           Transfers.                      Except as provided in Section 9.2, no Member may Transfer all or any portion of its Interest without the prior written consent of the other Member, which consent may be granted or withheld for any or no reason, provided that no Member shall consent to any such sale or Transfer unless it receives an opinion of counsel that such sale or transfer will not cause the Joint Venture to be classified as a publicly traded partnership that is taxable as a corporation for U.S. federal income tax purposes.  Any Transfer of all or any portion of an Interest by any Member not made in compliance with this Section 9.1 shall be void and of no effect.

In addition to the opinion of counsel referred to above, no Member shall consent to any sale or Transfer unless it receives an opinion of counsel that such sale or Transfer: (i) will not violate any provisions of the Securities Act of 1933, as amended, or applicable state securities laws; and (ii) will not violate the laws of any state or the rules and regulations of any governmental authority applicable to such sale or Transfer.

9.2           Permitted Transfers.   Notwithstanding the provisions of Section 9.1, either party shall be permitted to Transfer its Interest to any Affiliate, provided that such Affiliate complies with the provisions of Section 9.3 below (except that the other parties consent shall not be required), after which all references in this Agreement to either National or Opus, as the case may be, shall be deemed to include such transferee.

9.3           Admission of Additional Members.   No Person shall have any right as a member of the Joint Venture unless and until such Person is admitted as a Member after such approval as is required by, and in compliance with the other conditions set forth in, this Section 9.3.  A new Member may be admitted to the Joint Venture only with the consent of the Members and only if such person shall have executed an appropriate supplement to this Agreement agreeing to be bound by its terms, as such terms may be modified by such supplement; provided, however, that the approval of the Members shall not be required to admit a new Member as the result of the sale of Interests under Section 4.2.3(y), pursuant to the proviso contained in that Section under which such sale is approved by a majority of the Board of Managers, and was the result of a determination by the FINOP of OPN Capital Markets that OPN Capital Markets is or will likely fail to meet regulatory required capital.  Any person so admitted shall have all the rights and obligations of a Member hereunder effective on and after the date of admission as a Member of the Joint Venture.

ARTICLE X.

BANK ACCOUNTS; BOOKS AND RECORDS

10.1           Banking.  One or more bank accounts shall be established in the name of the Joint Venture.

10.2           Books and Records.  The Managers shall have physical possession of the books and records of the Joint Venture and shall give such notices, reports and advice to the Members as may, from time to time, be required or deemed advisable, and shall perform the necessary ministerial functions of the Joint Venture.  Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy the Joint Venture documents held in accordance with the confidentiality provisions contained herein at the requesting Member’s expense, provided, however, that the Managers shall not provide any information which they reasonably consider to be a trade secret or similar confidential information.  The Joint Venture may, at its option, require any Member who has access to the books or records of the Joint Venture to execute and deliver a nondisclosure agreement in a form reasonably prescribed by the Joint Venture.

ARTICLE XI.

PROHIBITED TRANSACTIONS

The Parties to this Agreement are prohibited from engaging in the following transactions:

11.1           Name.  During the term of this Agreement, no Party shall use the name of the Joint Venture in connection with its own business activities except as specifically authorized in this Agreement.

11.2           Joint Venturers’ Confidential Information.  Either Member may obtain from the Joint Venture, for any purpose reasonably related to the Member’s Interest, such information regarding the affairs of the Joint Venture as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by Opus.

11.2.1           Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Member, information regarding the affairs of the Joint Venture, its Managers and their Affiliates, including, but not limited to, the terms of material contractual arrangements, financial performance, whether historical in nature, or relating to plans and prospects, projections and estimates, in each case as such Member may have received in their position as a Member during in the course of the operation of the Joint Venture (collectively, “Confidential Information”) without the prior written consent of the other Member, which consent may be withheld in its sole discretion.

11.2.2           Each Member recognizes that in the event that this Section 11.2 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Joint Venture.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Joint Venture may be entitled, such Member and the Joint Venture also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

11.3           Conduct. During the term of this Agreement, no Party shall:

11.3.1           Do any other act or deed with the intention of harming the business operations of the other Party.

11.3.2           Do any act contrary to this Agreement, except with the prior express written approval of the other Party.

11.3.3           Do any act that would make it impossible to carry on the intended purpose of this Agreement.

ARTICLE XII.

TERMINATION AND WINDING UP OF THE JOINT VENTURE

12.1           Termination.  This Joint Venture shall commence on execution of this Agreement and shall continue until the first of any of the following events occur:

12.1.1           Termination on Occurrence of Stated Events: This Agreement and the Joint Venture will terminate automatically on the occurrence of any of the following events:

(i)           To the extent required by the Delaware Act; or

(ii)           Dissolution, termination of existence, insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency law by or against either Party to this Agreement.

12.1.2           Mutual Termination.  The Parties may, at any time, mutually agree to terminate this Agreement and the Joint Venture.

12.2           Winding Up.

12.2.1           Upon termination of the Joint Venture, the assets of the Joint Venture shall be liquidated and the affairs of the Joint Venture shall be wound up and terminated by Opus, except as otherwise provided herein or, by a liquidating trustee selected by Opus in its reasonable discretion.  Upon completion of such liquidation and winding up, but not later than two (2) years after the end of the Fiscal Year during which termination occurs, the assets of the Joint Venture shall be liquidated and disposed of as follows:

(i)           First, to the payment of debts and liabilities of the Joint Venture and expenses of the liquidation and winding up;

(ii)           Second, to the setting up of any reserves (to be held in a special interest-bearing account) which the liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Joint Venture; provided, however, that at the expiration of such time as such trustee shall deem advisable (not to exceed two (2) years after the end of the Fiscal Year during which termination occurs, except in the case of any litigation matter where the length of time such reserves are maintained shall be determined by the liquidating trustee in its sole discretion), the balance of such reserves remaining after the payment of such contingent liabilities shall be distributed in the manner set forth in Section 12.2.1(iii) below; and

(iii) Third, to all Members, in accordance with their Percentage Interest.

12.2.2           Notwithstanding any termination of the Joint Venture, prior to such time as all of the assets of the Joint Venture shall be liquidated and distributed pursuant to Section 12.2, the Joint Venture’s business and the affairs of the Members, as such, shall continue to be governed by this Agreement.

The provisions of this section shall survive the termination of any other provisions of this Agreement.

12.3           Final Accounting.                                Opus or the liquidating trustee shall provide to each Member a financial statement setting forth the assets and liabilities of the Joint Venture as of the date of termination and all income, gains, losses and deductions realized by the Joint Venture upon completion of the liquidation of the assets of the Joint Venture.  Upon compliance by Opus or the liquidating trustee, as applicable, with the foregoing distribution plan, Opus or the liquidating trustee shall take such steps as are required to cancel the Certificate of Formation, upon the completion of which the Joint Venture shall terminate and the Members shall cease to be such.

The Joint Venture agrees to indemnify each Member against any and all debts, liabilities, obligations and legal actions against such Member should the occurrence of one of the events of termination set forth in Section 12.1.1 above occur due not to any fault of such Member.

ARTICLE XIII.

GENERAL PROVISIONS

13.1           Members Not Agents.  This Agreement does not constitute any Member as the agent or legal representative of the other Member for any purpose whatsoever.  No Member is granted any express or implied right or authority by any other Member to assume or to create any obligation or responsibility on behalf of, or in the name of, the other Member, or to bind the other Member in any manner or thing whatsoever.

13.2           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, including the Delaware Act, without regard to conflict of law provisions of such State.

13.3           Attorneys’ Fees. Following any legal proceeding between any of the Parties hereto regarding the operation or enforcement of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing party court costs, necessary disbursements (including without limitation expert witnesses’ fees) and reasonable attorneys’ fees, in addition to any other relief such Party may be entitled.  This provision shall be construed as applicable to the entire contract.

13.4           Injunctive Relief. The Members hereby agree the subject matter of this Agreement is unique, unusual and extraordinary in nature such that it has a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at Law.  Each Member, therefore, expressly agrees that the other Member, in addition to any other rights or remedies which the other Member may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by a Member.

13.5           Binding on Heirs. This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the Members.

13.6           Jurisdiction/Venue.  If any dispute arises out of this Agreement, it is agreed that jurisdiction and venue shall lie exclusively in a competent court in the county of New York in the State of New York.

13.7           Entire Agreement/Modification or Amendment.  This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement, which is not contained herein shall be valid or binding; with the express exception, however, of the Interim Operations Agreement.  Any modification or amendment of this Agreement will be effective only if it is in writing and executed by all Members.

13.8           Assignment.  No Member shall have the right to assign any right or interest arising under this Agreement without the prior written consent of the other Member.  No such assignment shall be effective unless the Joint Venture receives an opinion of counsel that such assignment will not cause the Joint Venture to be classified as a publicly traded partnership that is taxable as a corporation for U.S. federal income tax purposes.

13.9           Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

13.10           Waiver.  The waiver by any Party of any breach of a provision of this Agreement by the other Party shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or of a different provision of this Agreement.  Except as otherwise specifically provided in this Agreement, nothing contained herein shall be deemed to restrict or prevent any Party from exercising legal or equitable rights or from pursuing legal or equitable remedies in connection herewith.

13.11           Notices and Requests.  All notices permitted or required under this Agreement shall be in writing, duly signed by the party giving such notice, and shall be personally delivered, or mailed by registered or certified mail, as follows:

(a)	if given to the Joint Venture, to the attention of the Managers at 787 Seventh Avenue, 48th Floor, New York, NY 10019, and

(b)	if given to any Member, at the address thereof set forth in the Joint Venture’s books and records.

(c)	Each such notice shall be effective upon receipt if personally delivered or three (3) business days after such notice is mailed in accordance with this Section 13.11.

13.12           Section Headings.  The headings of the paragraphs of this Agreement have been set forth for convenience only and are not intended to influence the interpretation of this Agreement.

13.13           Construction.  Each Party cooperated in the drafting of this Agreement.  If any construction is to be made of any provision of this Agreement, it shall not be construed against either Party on the ground such Party was the drafter of the Agreement or any particular provision.

13.14           Entity Authorization.  Each signatory of this Agreement represents and warrants that this Agreement and the undersigned’s execution of this Agreement has been duly authorized and approved by such signatory, if necessary.  The undersigned officers and representatives of the entities executing this Agreement on behalf of the entities represent and warrant they possess full authority to execute this Agreement on behalf of the entities.

13.15           Fiscal Year.  Unless and until otherwise determined by the Members, the Fiscal Year shall be the calendar year, except in the year the Joint Venture commences or, if the Joint Venture terminates for any reason, in the year of termination, in which case the then current Fiscal Year shall either begin on the date of commencement and end on December 31 of such year or begin on January 1 and end on the date of such termination, as the case may be.  The Joint Venture shall use the method of accounting directed by Opus in its sole discretion.

13.16           Execution By Facsimile.  This Agreement may be executed by the Parties and transmitted by facsimile. A facsimile signature of a Party shall be binding as an original.  If a Party sends a copy of the Agreement or part thereof with that Party’s signature by facsimile, that Party shall promptly send the original by first class mail.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.17           Review by Counsel.  The Members represent and agree that:

(a)           each Member fully understands his right to discuss all aspects of this Agreement with its own counsel;

(b)           to the extent each Member desires, it has availed itself of this right;

(c)           each Member has read carefully and understands fully all of the provisions of this Agreement; and

(d)           each Member is voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

MEMBERS:

Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.

NATIONAL HOLDINGS CORPORATION

/s/ Mark Goldwasser

By:  Mark Goldwasser
Title: Chief Executive Officer

OPUS POINT PARTNERS, LLC

/s/ Michael Weiss

By: Michael Weiss
Title: Authorized Agent

SCHEDULE I

Percentage Interests of Members

Member	Initial Cash Capital Contributions	Percentage Interest

National Holdings Corporation	$1,050,852	50.0%

Opus Point Partners L.L.C.	$1,000	50.0%